Exhibit 99.1
For Immediate Release
PLEXUS ANNOUNCES RECORD REVENUES AND EARNINGS
•	Fiscal Second Quarter Revenues of $337.9 Million

•	Net Income of $18.5 Million and Diluted EPS of $0.40
PROVIDES GUIDANCE FOR FISCAL THIRD QUARTER
NEENAH, WI. April 27, 2006-Plexus Corp. (NASDAQ:PLXS) announced that revenues in its second fiscal quarter ended April 1, 2006 increased 11% to a record $337.9 million from $305.5 million in the comparable prior-year period, which ended April 2, 2005. Net income in the second fiscal quarter of 2006 was a record $18.5 million, or the equivalent of $0.40 per diluted share. The prior-year period’s net loss was $4.5 million, or $0.10 per diluted share, which included restructuring costs and asset impairments of $10.6 million ($9.8 million after tax), or $0.22 per diluted share. Although there were no restructuring costs in the current quarter, a reconciliation of the GAAP net income and EPS to the non-GAAP statements for the prior-year period is attached.
Dean Foate, President and CEO commented, “Financial results for the second quarter benefited from the continued improvement in operational efficiencies. Gross margins increased to 11% of revenues, and we achieved operating margins of 5.3%. As a result, our annualized after-tax Return on Capital Employed continued to improve, rising to 26.9% from 21.4% in the first quarter of fiscal 2006.” Looking ahead, Mr. Foate added, “We currently expect revenues for the third quarter to be in the range of $390 million to $405 million, and we anticipate diluted earnings per share, before any restructuring costs and special items, to be in the range of $0.50 to $0.55, including $0.02 for stock-based compensation expense. A significant new program in the Defense sector and expansion of business with existing customers in the Wireline sector are driving the anticipated sequential improvement in the third quarter. We are now expecting revenue growth of approximately 20% for all of fiscal 2006, better than our earlier targeted growth rate of 15-18%.”
Gordon Bitter, Chief Financial Officer, commented, “Cash flow from operations was $26.2 million in the second fiscal quarter despite a $24.1 million increase in inventories during the quarter to support anticipated higher revenues in the third fiscal quarter. Cash and cash equivalents and short-term investments increased $30 million during the quarter to $149.7 million.”
Plexus provides non-GAAP supplemental information. These non-GAAP income statements exclude transactions that are not expected to have an effect on future operations. Such transactions include restructuring and asset impairment costs, as well as the establishment of valuation allowances for deferred tax assets. These non-GAAP financial data are provided to facilitate meaningful period-to-period comparisons of underlying operational performance by eliminating infrequent or unusual charges. Similar non-GAAP financial measures are used for internal management assessments because such measures provide additional insight into ongoing financial performance. Please refer to the attached accompanying reconciliations of the GAAP net income and EPS to the non-GAAP supplemental data.

1

SECTOR BREAKOUT
Plexus reports revenues based on the industry sector breakout set forth in the table below, which reflects the Company’s sales and marketing focus.

Industry	Q2 - Fiscal 2006	Q1 - Fiscal 2006
Wireline/Networking	40%	42%
Wireless Infrastructure	8%	8%
Medical	26%	28%
Industrial/Commercial	20%	17%
Defense/Security/Aerospace	6%	5%
Fiscal Q2 Highlights
•	Top 10 customers comprised 58% of sales during the quarter, down 3% from the previous quarter.
•	Juniper Networks Inc., with 20% of sales, and General Electric Corp., with 11% of sales, were the only customers representing 10% or more of revenues for the second quarter.
•	Cash flow provided by operations was approximately $26.2 million for the quarter.
•	Capital expenditures for the quarter were $11.9 million.
•	Cash Conversion Cycle:

Cash Conversion Cycle	Q2 – Fiscal 2006	Q1 – Fiscal 2006
Days in Accounts Receivable	48 Days	48 Days
Days in Inventory	63 Days	56 Days
Days in Accounts Payable	(58) Days	(52) Days
Annualized Cash Cycle	53 Days	52 Days
Conference Call/Webcast and Replay Information

What:	Plexus Corp.’s Fiscal Q2 Earnings Conference Call

When:	Friday, April 28, 2006 at 8:30 a.m. Eastern Time

Where:	877-234-1973 or 973-935-8412 with conference ID: Plexus
http://www.videonewswire.com/PLXS/042806/
(requires Windows Media Player)

Replay:	The call will be archived until May 5, 2006 at noon Eastern Time
http://www.videonewswire.com/PLXS/042806/
or via telephone replay at 877-519-4471 or 973-341-3080
PIN: 7204662
For further information, please contact:
Gordon Bitter, CFO
920-722-3451 or email at gordon.bitter@plexus.com
(more)

About Plexus Corp. – The Product Realization Company
Plexus (www.plexus.com) is an award-winning participant in the Electronics Manufacturing Services (EMS) industry, providing product design, test, manufacturing and fulfillment and aftermarket solutions to branded product companies in the Wireline/Networking, Wireless Infrastructure, Medical, Industrial/Commercial and Defense/Security/Aerospace industries.
The Company’s unique Focused Factory manufacturing model and global supply chain solutions are strategically enhanced by value-added product design and engineering services. Plexus specializes in customer programs that require flexibility, scalability, technology and quality.
Plexus provides award-winning customer service to more than 150 branded product companies in North America, Europe and Asia.
Safe Harbor and Fair Disclosure Statement
The statements contained in this release which are guidance or which are not historical facts (such as statements in the future tense and statements including “believe,” “expect,” “intend,” “anticipate,” “target” and similar terms and concepts), including all discussions of periods which are not yet completed, are forward-looking statements that involve risks and uncertainties, including, but not limited to: the economic performance of the electronics, technology and defense industries; the risk of customer delays, changes or cancellations in both ongoing and new programs; the Company’s ability to secure new customers and maintain its current customer base; material cost fluctuations and the adequate availability of components and related parts for production; the effect of changes in average selling prices; the effect of start-up costs of new programs and facilities; the adequacy of restructuring and similar charges as compared to actual expenses; possible unexpected costs and operating disruption in transitioning programs; the effect of general economic conditions and world events (such as terrorism and war in the Middle East); the impact of increased competition; and other risks detailed in the Company’s Securities and Exchange Commission filings.
(Financial tables follow)

PLEXUS CORP.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data)
(unaudited)

	Three Months Ended		Six Months Ended
	April 1,	April 2,	April 1,	April 2,
	2006	2005	2006	2005
Net sales	$337,911	$305,486	$666,217	$592,966
Cost of sales	300,870	279,941	597,901	545,126

Gross profit	37,041	25,545	68,316	47,840

Operating expenses:
Selling and administrative expenses	19,301	19,243	36,530	37,317
Restructuring and asset impairment costs	—	10,634	—	11,518

	19,301	29,877	36,530	48,835

Operating income (loss)	17,740	(4,332)	31,786	(995)

Other income (expense):
Interest expense	(1,001)	(891)	(1,831)	(1,762)
Interest income	1,453	521	2,573	1,004
Miscellaneous income (expense)	345	(145)	19	191

Income (loss) before income taxes	18,537	(4,847)	32,547	(1,562)

Income tax expense (benefit)	—	(388)	253	(125)

Net income (loss)	$18,537	$(4,459)	$32,294	$(1,437)

Earnings per share:
Basic	$0.42	$(0.10)	$0.73	$(0.03)

Diluted	$0.40	$(0.10)	$0.71	$(0.03)

Weighted average shares outstanding:
Basic	44,633	43,315	44,265	43,252

Diluted	46,347	43,315	45,760	43,252

PLEXUS CORP.
NON-GAAP SUPPLEMENTAL INFORMATION
(in thousands, except per share data)

	Three Months Ended		Six Months Ended
	April 1,	April 2,	April 1,	April 2,
	2006	2005	2006	2005
	(unaudited)
Net income (loss) — GAAP	$18,537	$(4,459)	$32,294	$(1,437)

Add income tax expense (benefit)	—	(388)	253	(125)

Income (loss) before income taxes — GAAP	18,537	(4,847)	32,547	(1,562)

Add: Restructuring and impairment costs*	—	10,634	—	11,518

Income before income taxes and excluding restructuring and impairment costs — Non-GAAP	18,537	5,787	32,547	9,956

Income tax expense — Non-GAAP	—	463	253	796

Net income — Non-GAAP	$18,537	$5,324	$32,294	$9,160

Earnings per share — Non-GAAP:
Basic	$0.42	$0.12	$0.73	$0.21

Diluted	$0.40	$0.12	$0.71	$0.21

Weighted average shares outstanding:
Basic	44,633	43,315	44,265	43,252

Diluted	46,347	43,718	45,760	43,741

* Summary of restructuring and impairment costs

Restructuring and impairment costs:
Lease exit costs and other	$—	$5,969	$—	$5,689
Asset impairments	—	3,860	—	4,292
Severance costs	—	805	—	1,537

Total restructuring and impairment costs	$—	$10,634	$—	$11,518

PLEXUS CORP.
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands, except per share data)

	April 1,	October 1,
	2006	2005
	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$124,673	$98,727
Short-term investments	25,000	10,000
Accounts receivable	176,259	167,345
Inventories	207,905	180,098
Deferred income taxes	64	127
Prepaid expenses and other	6,788	5,693

Total current assets	540,689	461,990

Property, plant and equipment, net	130,617	123,140
Goodwill, net	6,859	6,995
Other	8,958	8,343

Total assets	$687,123	$600,468

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Current portion of long-term debt and capital lease obligations	$1,553	$770
Accounts payable	191,903	159,068
Customer deposits	10,129	7,707
Accrued liabilities:
Salaries and wages	24,677	24,052
Other	29,284	31,001

Total current liabilities	257,546	222,598

Long-term debt and capital lease obligations	21,623	22,310
Other liabilities	13,325	13,499
Deferred income taxes	1,518	2,046

Shareholders’ equity:
Common stock, $.01 par value, 200,000 shares authorized, 45,170 and 43,752 shares issued and outstanding, respectively	452	438
Additional paid-in-capital	293,464	273,419
Retained earnings	91,137	58,843
Accumulated other comprehensive income	8,058	7,315

Total shareholders’ equity	393,111	340,015

Total liabilities and shareholders’ equity	$687,123	$600,468